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                                                   fee schedule.  We understand that such fees will be paid out of the
Service Contract                                   assets of the applicable class; that the payment of such fees by each
(Administrative and Recordkeeping Services Only)   class has been authorized pursuant to, and shall be paid in
WITH RESPECT TO SHARES OF:                         accordance with, a Distribution and Service Plan approved by the
(  )  Prime Fund - Capital Reserves Class          Board of Trustees of the Fund, by those Trustees who are not
(  )  Treasury Fund - Capital Reserves Class       "interested persons" of the Fund (as defined in the 1940 Act) and
(  )  Tax-Exempt Fund - Capital Reserves Class     who have no direct or indirect financial interest in the operation of
To Fidelity Distributors Corporation:
  We desire to enter into a Contract               the Distribution and Service Plan or in any agreements related to with you for activities in connection
 with the servicing of beneficial owners           the Distribution and Service Plan ("Qualified Trustees"), and by
of shares of the Funds noted above
 (each a "Fund"), of which you are the             shareholders of such class; and that such fees are subject to change principal underwriter as defined in the
 Investment Company Act of 1940                    during the term of this Contract and shall be paid only so long as
(the "1940 Act") and for which you are
 the agent for the continuous                      this Contract is in effect.  We also understand and agree that,
distribution of shares.                            notwithstanding anything to the contrary, if at any time payment of
THE TERMS AND CONDITIONS OF THIS CONTRACT
 ARE AS FOLLOWS:                                   all such fees accrued or payable by a class would, in your
1.   We shall provide recordkeeping and
 certain Fund-related services for                 reasonable determination, conflict with the limitations on sales or our clients who beneficially own shares
 of the Funds ("Clients"), which                   service charges set forth in Section 2830(d) of the NASD Conduct services may include, without limitation:
  answering client inquiries                       Rules, then such fees shall not be paid; provided that in such event regarding the Funds; assistance to Clients
 in changing dividend                              the Fund's Board of Trustees may, but is not required to, establish options, account designations and addresses;
 performance of                                    procedures to pay such fees, or a portion thereof, in such manner subaccounting; processing purchase and
 redemption transactions,                          and amount as they shall deem appropriate.
including automatic investment and redemption
 of Client account cash                            5. We agree to conduct our activities in accordance with all applicable balances; providing periodic statements showing
 a Client's account                                federal and state laws and regulations, including securities laws and balance and the integration of such statements
 with other transactions;                          any obligation thereunder to disclose to our Clients the receipt of arranging for bank wires; and providing such
 other information and                             fees in connection with their beneficial ownership of shares of the services as you or our Clients reasonably
 may request.                                      Funds.  We also shall disclose the availability of other classes of the
2. We shall provide such office space and
 equipment, telephone facilities                   Funds to Clients eligible to purchase such class(es).
and personnel (which may be all or any part
 of the space, equipment                           6. You reserve the right, at your discretion and without notice, to and facilities currently used in our business,
 or all or any personnel                           suspend or withdraw the sale of shares of any Fund.
employed by us) as is necessary or beneficial
 for providing
Fund-related information and services to Clients.  7. This Contract shall continue in force for one year from the effective
3. We agree to indemnify and hold you, the Funds,
 and the agents and             date (see below),  and thereafter shall continue automatically for affiliates of each, harmless from any and all
 direct or indirect liabilities                    successive annual periods, provided such continuance is
or losses resulting from requests, directions,
 actions or inactions, of or                       specifically subject to termination without penalty at any time if a by us or our officers, employees or agents
 regarding the purchase,                           majority of the Fund's Qualified Trustees or a majority of the redemption, transfer or registration of
 shares of the Funds.  Such                        outstanding voting securities (as defined in the 1940 Act) of the indemnification shall survive the termination
 of this Contract.                                 applicable class to terminate or not to continue the Distribution and
 Neither we nor any of our officers, employees
 or agents are authorized                          Service Plan.  Either of us also may cancel this Contract without to make any representation concerning shares of
 the Funds except those                            penalty upon telephonic or written notice to the other; and upon contained in the then current Prospectus for the
 Funds.  We shall have                             telephonic or written notice to us, you may also amend or change no authority to act as agent for the Funds or for
 you.                                              any provision of this Contract.  This Contract will also terminate
4. In consideration of the services and facilities
 described herein, we shall                        automatically in the event of its assignment (as defined in the 1940 be entitled to receive, and you shall pay or cause
 to be paid to us, fees                            Act).
at an annual rate as set forth on the accompanying 8. All communications to you shall be sent to you at your offices, 82
                                                   Devonshire Street, Boston, MA  02109.  Any notice to us shall be duly given if mailed or telegraphed to us at the address shown in this Contract.
                                                   9. The Contract shall be construed in accordance with the laws of the
                                                   Commonwealth of Massachusetts.

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Very truly yours,




__________________________________________________________________________
____________________________
Name of Qualified Recipient (Please Print or Type)




__________________________________________________________________________
____________________________
Street   City                                    State
              Zip Code


By
__________________________________________________________________________
_________________________
     Authorized Signature



Date__________________________________________